FOURTH AMENDMENT TO

VICTORY VARIABLE INSURANCE FUNDS CONTRACT OWNER

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment (“Amendment”) dated as of December 1, 2024, is by and among Victory Variable Insurance Funds (the “Trust”), on behalf of its series of portfolios (each a “Fund”) listed on Schedule B, as amended from time to time, and Nationwide Financial Services, Inc. (“NFS”). This Amendment amends the Victory Variable Insurance Funds Contract Owner Administrative Services Agreement (the “Agreement”) dated June 30, 1999, as amended.

WHEREAS, the parties reaffirm that no services provided under the Agreement, nor any fees for such services, are for the distribution of any Fund; and

WHEREAS, the Trust and NFS desire to amend the Agreement.

NOW, THEREFORE, the Trust and NFS agree to the following:

1.Paragraph 5 of the Agreement is hereby deleted and replace with the following.

5.Term. This Agreement shall continue in effect until terminated in accordance with Paragraph 6 of this Agreement.

2.Paragraph 6 of the Agreement is hereby deleted and replace with the following.

6.Termination. This Agreement shall terminate (i) upon 60 days advance written notice (ii) automatically upon the termination or assignment of the Participation Agreement; and (iii) immediately upon either party’s determination (with the advice of counsel) that applicable law no longer permits the payment of the quarterly fee contemplated under this Agreement. Notwithstanding the termination of this Agreement, and to the extent permitted by applicable law, the Trust will continue to pay the administrative expense payments required by Paragraph 3 hereof so long as any Account owns Shares of a Fund and the Company continues to perform the Services.

3.Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

NATIONWIDE FINANCIAL SERVICES, INC.

_/s/ Leland Cummings

By: Leland W. Cummings

Title: VP, Head of Fund Operations

VICTORY VARIABLE INSURANCE FUNDS,

on behalf of each Fund listed on Schedule B, individually and not jointly

/s/ Thomas Dusenberry By: Thomas Dusenberry Title: President